Exhibit 10.3

TERMS AND CONDITIONS FOR PHARMALINK AB’S

WARRANTS 2017 / 2020

1	Definitions

The following terms shall have the following meaning when used herein.

“Company” means Pharmalink AB, Reg. No. 556659-9766;

“Exit” means the situation where either i ) a third party enters into agreement with one or several shareholders for the purchase of more than 50% of the outstanding shares and other securities in the Company, ii) shares and securities constituting more than half of the shares of the Company are owned by a shareholder which is not a shareholder of the Company according to the share register as per 28 June 2017, or iii) where an initial public offering is made, after which all or parts of the Company’s shares or the shares in one of the Company´s directly or indirectly owned subsidiaries are listed at a stock exchange or other authorized marketplace for public trading in shares anywhere in the world;

”Exit-day” shall have the meaning set out in Section 4 below;

”Exit-notice” shall have the meaning set out in Section 4 below;

“Warrantholder” means a holder of a warrant;

“Warrant” means a right to subscribe for new shares in the Company against payment in cash in accordance with these terms and conditions;

“Subscription” means such subscription for new shares in the Company, through exercise of a Warrant, as referred to in Chapter 14 of the Swedish Companies Act (2005:551);

“Subscription price” means the price at which Subscription for new shares may occur.

”Revocation” shall have the meaning set out in Section 4 below.

2	Warrants

The number of Warrants amounts to a maximum of 4 769.

3	Subscription for new shares

During the period from the date when the Warrants are registered with the Swedish Companies Registration Office up to and including 30 June 2020, or the earlier date set forth in Section 4 or 8 below, Warrantholders are entitled to subscribe for one new share in the Company for each warrant at a Subscription price of SEK 10 590. A recalculation of the Subscription price can be made as set forth in Section 8 below.

A Warrantholder may only subscribe for the entire number of shares which the total number of Warrants that he wishes to exercise at any one time entitles him to purchase.

Subscription may not be made until any dispute concerning redemption of minority shares in accordance with Chapter 22 Section 26 Paragraph 2 of the Swedish Companies Act (2005:551) has been finally settled. However, if the subscription period under the first paragraph above will expire before then or within three months thereafter, the Warrantholder shall be entitled to exercise the Warrant during three months after the judgement became final.

4	Adjustment of the subscription period

The Company shall be entitled, but not obliged, to call for Subscription in advance in the event of an Exit.

If an Exit is expected, and the Company decides to call for Subscription in advance, the Company shall no later than fifteen (15) Business Days prior to the expected day of Exit (the “Exit-day”) notify the Warrant Holder in writing (the “Exit-notice”).

In case the Company submits an Exit-notice in accordance with above the Warrant Holders shall – regardless what is stated about the earliest date of Subscription in Section 3 above – no later than fifteen (15) Business Days after receiving the Exit-notice give notice of Subscription. Should Warrants not be exercised during such 15-days period such Warrants shall lapse.

In case, after the Company has left a Exit-notice to the Holders in accordance with above, the Company receives knowledge that the event in question will not occur, the Company shall as soon as possible notify the Warrant Holders thereof and the reasons thereto (the “Revocation”). Notwithstanding of what is stated in the first passage of this Section, the Warrant Holder shall have the right to revoke a notice of Subscription submitted to the Company by the Warrant Holder because of an Exit-notice that later is revoked by Revocation, provided that the revocation is executed.

5	Application for Subscription

In order for any Subscription to be executed, the Warrantholder shall submit to the Company a written notification indicating the number of shares that the Warrantholder wishes to subscribe for. Notifications of Subscription are binding and may not be revoked.

Where a notification of Subscription is not filed within the period set forth in Section 3 or Section 4, any and all rights pursuant to the Warrants shall expire.

A Subscription will be effected through the registration of the new shares in the share register, subsequent to which the Company shall apply for registration of the new shares with the Swedish Companies Registration Office, provided that payment for the new shares has been made.

6	Payment

Following Subscription, payment for the new shares shall be made immediately in cash. Payment shall be made to an account designated by the Company.

7	Dividends in respect of new shares

Shares which are issued upon Subscription shall entitle the holders to participate in any payments of dividends decided after the execution of the Subscription.

Shares, which are issued upon a Subscription effected during the period from and including the end of a certain financial year and the record date for dividends that particular financial year, do not entitle to dividends for that financial year.

8	Adjustment of Subscription price etc.

The following shall apply with respect to the right of a Warrantholder in the different situations set forth below.

8.1	Bonus issue

Where the Company carries out a bonus issue of shares, or a share split or a reverse share split (a “bonus issue”), a corresponding recalculation shall be made of the Subscription price as well as of the number of shares that each Warrant entitles the Warrantholder to subscribe for. The recalculations, which shall be made by the Company, shall be made in the following manner. The recalculated number of shares that each Warrant entitles the Warrantholder to subscribe for, shall correspond to the number of shares which each Warrant entitled the Warrantholder to subscribe for in accordance with Section 3 immediately prior to the bonus issue, multiplied by the quotient of the number of outstanding shares subsequent to the bonus issue and the number of outstanding shares prior to the bonus issue. The recalculated Subscription price shall correspond to the Subscription price immediately prior to the bonus issue, multiplied by the quotient of the number of outstanding shares prior to the bonus issue and the number of outstanding shares subsequent to the bonus issue.

8.2	Pre-emption rights to Warrantholders in the event of an issue of new shares or issue pursuant to Chapters 14 or 15 of the Swedish Companies Act

Where the Company carries out a new issue of shares, an issue of Warrants or an issue of convertible debentures, or where it otherwise makes an offer to its shareholders to acquire securities of any kind from the Company, all in accordance with the principles of pre-emption rights in Chapter 13 Section 1, Chapter 14 Section 1 or Chapter 15 Section 1 of the Swedish Companies Act, a:

(i)	recalculation of the Subscription price as well as of the number of shares which each Warrant entitles the Warrant Holder to subscribe for, shall be made; or

(ii)	the Warrant Holders shall be granted the right to subscribe for new warrants to the extent necessary to maintain the pre-issue expected proportion of the shareholding calculated on a fully diluted basis; or

(iii)	the Warrant Holders shall be granted the right to participate in the issue as if they were shareholders with a number of shares equivalent to the number of shares they would have had upon full exercise of their Warrants.

The Company decides which alternative above that should be applied. In case of recalculation the starting point of the recalculation, which is to be made by the Company, shall be that the value of the Warrants shall remain unchanged.

8.3	Reduction of the capital with a distribution to the shareholders

Where the Company’s share capital is reduced by a distribution to the shareholders, or if the Company pays a dividend in the form of securities of any kind, the Company shall have made an agreement with the Warrantholders in respect of the Subscription price applicable after such distribution, or, in connection with a Subscription made subsequent to such action, a recalculated Subscription price shall be applied, corresponding to the Subscription price set out in Section 3 less the value per share distributed to the shareholders, or the value for each share of the distributed securities. The recalculation shall be made by the Company. Recalculation shall not be undertaken in case of redemption of preference shares.

8.4	Liquidation

If it is decided that the Company shall enter into liquidation pursuant to Chapter 25 of the Swedish Companies Act, an application for Subscription may not be made thereafter, regardless of the liquidation grounds. The right to request Subscription ceases as a result of the decision to liquidate, notwithstanding the fact that the decision may not have gained legal force. The Warrantholders shall be informed through written notice of the planned liquidation not later than two months before the shareholders’ meeting considers whether the Company should enter into voluntary liquidation. The notice shall include a reminder that an application for Subscription may not be made after the shareholders’ meeting has resolved to liquidate. If the Company gives notice of a planned liquidation as stated above, Warrantholders are, notwithstanding the provisions of Section 3 above regarding the earliest time for Subscription, entitled to apply for Subscription from the day when the notice was issued, provided that Subscription can be effected not later than the tenth calendar day prior to the shareholders’ meeting at which the issue of the Company’s liquidation is to be considered.

8.5	Merger pursuant to Chapter 23 Section 15 of the Swedish Companies Act

Should the shareholders’ meeting approve a merger plan in accordance with Chapter 23 Section 15 of the Swedish Companies Act, or all shareholders in all the participating companies sign a merger plan in accordance with the fourth paragraph of the above mentioned section of law whereby the Company shall become part of another Company, application for Subscription may not be made thereafter. The Warrantholders shall be informed of such merger plans in writing not later than two months before the Company finally decides on the matter of a merger as described above. The notice shall include a report on the principal terms of the proposed merger plan and shall remind the Warrantholders that Subscription may not be applied for once a final resolution has been passed on the merger or once the merger plan has been signed by the shareholders. Should the Company give notice of the planned merger as stated above, the Warrantholders shall, notwithstanding the provisions of Section 3 above regarding the earliest time for Subscription, have the right to apply for Subscription from the date when the notice of the merger plans was issued, provided that Subscription can be effected not later than the tenth calendar day prior to the shareholders’ meeting at which the merger plan, is to be approved or the day when the shareholders are to sign the merger plan, as the case may be.

8.6	Merger plan in accordance with Chapter 23 Section 28 of the Swedish Companies Act

The following shall apply in the event that the board of directors of the Company decides on a merger in accordance with Chapter 23 Section 28 of the Swedish Companies Act. If the board of directors of the Company intend to prepare a merger plan with reference to the Section of the Swedish Companies Act set out in the preceding sentence, it shall determine a new final day for application for Subscription (a closing date) where the final day for an application for Subscription pursuant to Section 3 above occurs after the board became so intent. The closing date shall fall within 60 days of the day on which such intention existed, or if the intention has been announced, the announcement. Once the closing date has been established, Warrantholders have the right to apply for Subscription up to and including the closing date notwithstanding the provisions of Section 3 above with respect to the earliest date for applications for Subscription. At least four weeks prior to the closing date, the Company shall notify the Warrantholders in writing of such right and of the fact that Subscription may not be applied for after the closing date.

8.7	Compulsory redemption

Should the Company’s shares become subject to compulsory redemption pursuant to Chapter 22 of the Swedish Companies Act, the following shall apply. If the board of directors receives a request for compulsory redemption of the shares in the Company, the Company shall determine a new final day for applications for Subscription (a closing date) where the final day for Subscription pursuant to Section 3 above occurs after such a request. The closing date shall fall within 60 days of the date of the request. Once the closing date has been established, Warrantholders have the right to apply for Subscription up to and including the closing date notwithstanding the provisions of Section 3 above with respect to the earliest date for applications for Subscription. At least four weeks prior to the closing date, the Company shall notify the Warrantholders in writing of such right and of the fact that Subscription may not be applied for after the closing date.

8.8	De-merger plan in accordance with Chapter 24 Section 17 of the Swedish Companies Act

Should the shareholders’ meeting approve a division plan in accordance with Chapter 24 Section 17 of the Swedish Companies Act, or all shareholders in all the participating companies sign a division plan in accordance with the fourth paragraph of the above mentioned section of law, whereby the Company shall be split up and some, or all, of the Company’s assets and debts shall be overtaken by one or several other companies, application for Subscription may not be made thereafter. The Warrantholders shall be informed of such division plans in writing not later than two months before the Company finally decides on the matter of a division as described above. The notice shall include a report on the principal terms of the proposed division plan and shall remind the Warrantholders that Subscription may not be applied for once a final resolution has been passed on the division or once the division plan has been signed by the shareholders. Should the Company give notice of the planned division as stated above, the Warrantholders shall, notwithstanding the provisions of Section 3 above regarding the earliest time for Subscription, have the right to apply for Subscription from the date when the notice of the division plans was issued, provided that Subscription can be effected not later than the tenth calendar day prior to the shareholders’ meeting at which the division agreement is to be approved or the day when the shareholders are to sign the division plan, as the case may be.

Notwithstanding the above provisions by virtue of which Subscription may not applied for following a decision to liquidate, following approval or signing of a merger plan following a request for compulsory redemption, or following approval or signing of a division plan, the right to apply for Subscription will be reinstated where the liquidation is revoked, or the merger plan, the division plan or compulsory redemption are not implemented.

8.9	Bankruptcy

In the event the Company enters into bankruptcy, notification for Subscription may not thereafter take place. In the event the order regarding the Company’s bankruptcy is annulled by a court of higher instance, Subscription may take place.

9	Special undertaking by the Company

The Company agrees not to undertake any measure described in Section 8 above which would result in an adjustment of the Subscription price to an amount which is less than the quota value of the shares in the Company.

10	Notification

Notices concerning these Warrant terms shall be given to each Warrantholder and each other rightsholder who has notified the Company in writing of his address.

11	Changes in the terms

The Company shall be entitled to decide on changes in these terms insofar as such changes are required by legislation, court decisions or decisions by public authorities, or if in the opinion of the Company, such actions otherwise are appropriate or necessary for practical reasons and the rights of the Warrantholders are not adversely affected in any respect.

12	Governing law and disputes

These warrant terms and any related legal matters shall be governed by Swedish law. Disputes arising from these shall be settled by court with the Stockholm City Court (Sw. Stockholms tingsrätt) as the court of first instance, or any other court which the Company approves in writing.

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